Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

AAON, INC.
(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.004 par value per share	457(c); 457(h)	2,654,066 (2	$74.91 (3)	$198,816,084	0.0001476	$29,345.25
Total Offering Amounts					$198,816,084		$29,345.25
Total Fee Offsets							$0
Net Fee Due							$29,345.25

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Plan as a result of any future anti-dilution adjustment in accordance with the terms of the Plan or upon a stock split, stock dividend or similar transaction.

(2) Represents 2,654,066 shares of AAON, Inc., a Nevada corporation (the “Company”) common stock, $0.004 par value per share (“Common Stock”), approved by the Company’s stockholders on May 21, 2024 for issuance under the AAON, Inc. 2024 Long-Term Incentive Plan.

(3) Estimated solely for the purpose of calculating the amount of registration fee, in accordance with Securities Act Rule 457(c) and (h), based on the average of the high and low price per share of Common Stock on May 17, 2024, as reported on the NASDAQ Stock Market LLC.